INVESTMENT ADVISORY AGREEMENT

between

X-SQUARE BALANCED FUND, LLC

and

X-SQUARE CAPITAL, LLC

A-1

INVESTMENT ADVISORY AGREEMENT

This AGREEMENT (the “Agreement”) made this 12th day of February, 2019, by and between X-Square Balanced Fund, LLC (the “Fund”), a Puerto Rico limited liability company and X-Square Capital, LLC, a Puerto Rico limited liability company (the “Adviser”).

WHEREAS, the Fund is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund desires to retain the Adviser to furnish investment advisory services to the Fund and the Adviser represents that it is willing and possesses legal authority to so furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Appointment.

(a)	General. The Fund hereby appoints the Adviser to act as investment adviser to the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

(b)	Employees of Affiliates. The Adviser may, in its discretion, provide such services through its own employees or the employees of one or more affiliated companies that are qualified to act as an investment adviser to the Fund under applicable laws; provided that (i) all persons, when providing services hereunder, are functioning as part of an organized group of persons, and (ii) such organized group of persons is managed at all times by authorized officers of the Adviser.

(c)	Sub-Advisers. It is understood and agreed that the Adviser may from time to time employ or associate with such other entities or persons as the Adviser believes appropriate to assist in the performance of this Agreement with respect to the Fund (each a “Sub-Adviser”), and that any such Sub-Adviser shall have all of the rights and powers of the Adviser set forth in this Agreement; provided that the Fund shall not pay any additional compensation for any Sub-Adviser and the Adviser shall be as fully responsible to the Fund for the acts and omissions of the Sub-Adviser as it is for its own acts and omissions; and provided further that the retention of any Sub-Adviser shall be approved in advance by (i) the Board of Managers of the Fund (the “Board”) and (ii) the members of the Fund if required under any applicable provisions of the 1940 Act or any exemptive relief granted thereunder. The Adviser will review, monitor and report to the Board regarding the performance and investment procedures of any Sub-Adviser. In the event that the services of any Sub-Adviser are terminated, the Adviser may provide investment advisory services pursuant to this Agreement to the Fund without a Sub-Adviser or employ another Sub-Adviser without further shareholder approval, to the extent consistent with the 1940 Act or any exemptive relief granted thereunder. A Sub-Adviser may be an affiliate of the Adviser.

2. Delivery of Documents. The Fund has delivered to the Adviser copies of each of the following documents, and will promptly deliver to it all future amendments and supplements thereto, if any:

(1)	(a) the Fund’s limited liability company agreement;

(2)	(b) resolutions of the Board authorizing the execution and delivery of this Agreement;

(3)	(c) the Fund’s Registration Statement under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act, on Form N-1A as filed with the U.S. Securities and Exchange Commission (the “Commission”);

(4)	(d) Notification of Registration of the Fund under the 1940 Act on Form N-8A as filed with the Commission; and

(5)	(e) the currently effective Prospectus and Statement of Additional Information of the Fund.

3. Investment Advisory.

(a)	Management of the Fund. The Adviser hereby undertakes to act as investment adviser to the Fund. The Adviser shall regularly provide investment advice to the Fund and continuously supervise the investment and reinvestment of cash, securities and other property composing the assets of the Fund and, in furtherance thereof, shall:

(i)	supervise all aspects of the operations of the Fund;

(ii)	obtain and evaluate pertinent economic, statistical and financial data, as well as other significant events and developments, which affect the economy generally, the Fund’s investment programs, and the issuers of securities included in the Fund’s portfolio and the industries in which they engage, or which may relate to securities or other investments which the Adviser may deem desirable for inclusion in the Fund’s portfolio;

(iii)	determine which issuers and securities shall be included in the portfolio of the Fund;

(iv)	furnish a continuous investment program for the Fund;

(v)	in its discretion and without prior consultation with the Fund, buy, sell, lend and otherwise trade any stocks, bonds and other securities and investment instruments on behalf of the Fund; and

(vi)	take, on behalf of the Fund, all actions the Adviser may deem necessary in order to carry into effect such investment program and the Adviser’s functions as provided above, including the making of appropriate periodic reports to the Board.

(b)	Covenants. The Adviser shall carry out its investment advisory, other and supervisory responsibilities in a manner consistent with the investment objectives, policies, and restrictions provided in: (i) the Fund’s Prospectus and Statement of Additional Information as revised and in effect from time to time; (ii) the Fund’s limited liability company agreement or other governing instruments, as amended from time to time; (iii) the 1940 Act; (iv) other applicable laws; and (v) such other investment policies, procedures and/or limitations as may be adopted by the Fund and provided to the Adviser in writing. The Adviser agrees to use reasonable efforts to manage the Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, and regulations issued thereunder (the “Code”), except as may be authorized to the contrary by the Board. The management of the Fund by the Adviser shall at all times be subject to the review of the Board.

(c)	Books and Records. Pursuant to applicable law, the Adviser shall keep the Fund’s books and records required to be maintained by, or on behalf of, the Fund with respect to advisory services rendered hereunder. The Adviser agrees that all records which it maintains for the Fund are the property of the Fund and it will promptly surrender any of such records to the Fund upon the Fund’s request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records of the Fund required to be preserved by such Rule.

(d)	Reports, Evaluations and other Services. The Adviser shall furnish reports, evaluations, information or analyses with respect to the Fund and in connection with the Adviser’s services hereunder as the Board may request from time to time or as the Adviser may otherwise deem to be desirable. The Adviser shall make recommendations to the Board with respect to Fund policies, and shall carry out such policies as are adopted by the Board. The Adviser shall, subject to review by the Board, furnish such other services as the Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.

(e)	Purchase and Sale of Securities. The Adviser shall place all orders for the purchase and sale of portfolio securities for the Fund with brokers or dealers selected by the Adviser, which may include brokers or dealers affiliated with the Adviser to the extent permitted by the 1940 Act and the Fund’s policies and procedures. The Adviser shall use its best efforts to seek to execute portfolio transactions at prices, which, under the circumstances, result in total costs or proceeds being the most favorable to the Fund. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, research services provided to the Adviser, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In no event shall the Adviser be under any duty to obtain the lowest commission or the best net price for the Fund on any particular transaction, nor shall the Adviser be under any duty to execute any order in a fashion either preferential to the Fund relative to other accounts managed by the Adviser or otherwise materially adverse to such other accounts.

(f)	Selection of Brokers or Dealers. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) to the Adviser and/or the other accounts over which the Adviser exercises investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that the total commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser with respect to accounts over which it exercises investment discretion. The Adviser shall report to the Board regarding overall commissions paid by the Fund and their reasonableness in relation to their benefits to the Fund. Any transactions for the Fund that are effected through an affiliated broker-dealer on a national securities exchange of which such broker-dealer is a member will be effected in accordance with Section 11(a) of the 1934 Act, and the regulations promulgated thereunder, including Rule 11a2-2(T). The Fund hereby authorizes any such broker or dealer to retain commissions for effecting such transactions and to pay out of such retained commissions any compensation due to others in connection with effectuating those transactions.

(g)	Aggregation of Securities Transactions. In executing portfolio transactions for the Fund, the Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be sold or purchased with those of other funds or its other clients if, in the Adviser’s reasonable judgment, such aggregation (i) will result in an overall economic benefit to the Fund, taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses, and trading requirements, and (ii) is not inconsistent with the policies set forth in the Fund’s registration statement and the Fund’s Prospectus and Statement of Additional Information. In such event, the Adviser will allocate the securities so purchased or sold, and the expenses incurred in the transaction, in an equitable manner, consistent with its fiduciary obligations to the Fund and such other clients.

4. Representations and Warranties.

(a)	The Adviser hereby represents and warrants to the Fund as follows:

(i)	The Adviser is a limited liability company duly organized and in good standing under the laws of Puerto Rico and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder.

(ii)	The Adviser is registered as an investment adviser with the Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is registered or licensed as an investment adviser under the laws of all applicable jurisdictions. The Adviser shall maintain such registrations or licenses in effect at all times during the term of this Agreement.

(iii)	The Adviser at all times shall provide its best judgment and effort to the Fund in carrying out the Adviser’s obligations hereunder.

(b)	The Fund hereby represents and warrants to the Adviser as follows:

(i)	The Fund has been duly organized as a limited liability company under the laws of Puerto Rico and is authorized to enter into this Agreement and carry out its terms.

(ii)	The Fund is registered as an investment company with the Commission under the 1940 Act and shares of the Fund are registered for offer and sale to the public under the 1933 Act and all applicable state securities laws where currently sold. Such registrations will be kept in effect during the term of this Agreement.

5. Compensation. As compensation for the services that the Adviser is to provide or cause to be provided pursuant to Paragraph 3, the Fund shall pay to the Adviser out of Fund assets an annual fee, computed and accrued daily and paid in arrears on the first business day of every month, at the rate set forth opposite the Fund’s name on Schedule A, which shall be a percentage of the average daily net assets of the Fund (computed in the manner set forth in the Fund’s most recent Prospectus and Statement of Additional Information) determined as of the close of business on each business day throughout the month. At the request of the Adviser, some or all of such fee shall be paid directly to a Sub-Adviser. The fee for any partial month under this Agreement shall be calculated on a proportionate basis.

In the event that the total expenses of a Fund exceed the limits on investment company expenses imposed by any statute or any regulatory authority of any jurisdiction in which shares of the Fund are qualified for offer and sale, the Adviser will bear the amount of such excess, except the Adviser shall not be required to bear such excess to an extent greater than the compensation due to the Adviser for the period for which such expense limitation is required to be calculated unless such statute or regulatory authority shall so require.

The Adviser shall have the right, but not the obligation, to voluntarily defer any portion of the advisory fee or absorb any portion of the expenses described in Section 7 below.

6. Interested Persons. It is understood that, to the extent consistent with applicable laws, the Managers, officers and members of the Fund are or may be or become interested in the Adviser as directors, officers or otherwise and that directors, officers and shareholders of the Adviser are or may be or become similarly interested in the Fund.

7. Expenses. As between the Adviser and the Fund, the Fund will pay for all its expenses other than those expressly stated to be payable by the Adviser hereunder.

8. Non-Exclusive Services; Limitation of Adviser’s Liability. The services of the Adviser to the Fund is not to be deemed exclusive and the Adviser may render similar services to others and engage in other activities. The Adviser and its affiliates may enter into other agreements with the Fund for providing additional services to the Fund which are not covered by this Agreement, and to receive additional compensation for such services. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, or a breach of fiduciary duty with respect to receipt of compensation, neither the Adviser nor any of its directors, officers, shareholders, agents, or employees shall be liable or responsible to the Fund or to any members of the Fund for any error of judgment or mistake of law or for any act or omission in the course of, or connected with, rendering services hereunder or for any loss suffered by the Fund or any member of the Fund in connection with the performance of this Agreement.

9. Effective Date; Modifications; Termination. This Agreement shall become effective as of the date first written above and shall continue in force for a period of two years from the date of this Agreement. Thereafter, this Agreement shall continue in effect for successive annual periods, provided such continuance is specifically approved at least annually (i) by a vote of the majority of the Managers of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval and (ii) by a vote of the Board or a majority of the outstanding voting shares of the Fund.

(b)	The modification of any of the non-material terms of this Agreement may be approved by a vote of a majority of those Managers of the Fund who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

(c)	Notwithstanding the foregoing provisions of this Paragraph 9, either party hereto may terminate this Agreement at any time on sixty (60) days’ prior written notice to the other, without payment of any penalty. Such a termination by the Fund shall be effected by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund. This Agreement shall terminate automatically in the event of its assignment.

10. Limitation of Liability of Managers and Members. The Adviser acknowledges the following limitation of liability:

The terms “X-Square Balanced Fund, LLC” and “Managers” refer, respectively, to the limited liability company created and the Managers, as managers but not individually or personally, acting from time to time under the limited liability company agreement, to which reference is hereby made and a copy of which is on file at the office of the Department of State of Puerto Rico, such reference being inclusive of any and all amendments thereto so filed or hereafter filed. The obligations of “X-Square Balanced Fund, LLC” entered into in the name or on behalf thereof by any of the Managers, representatives or agents are made not individually, but in such capacities and are not binding upon any of the Managers, members or representatives of the Fund personally, but bind only the assets of the Fund, and all persons dealing with the Fund must look solely to the assets of the Fund for the enforcement of any claims against the Fund.

11. Service Mark. The service mark of the Fund and the name “X-Square Balanced Fund, LLC” (and derivatives thereof) have been licensed to the Fund by the Adviser and their continued use is subject to the right of the Adviser to withdraw this permission in the event the Adviser is not the investment adviser to the Fund.

12. Certain Definitions. The terms “vote of a majority of the outstanding voting securities,” “assignment,” “control,” and “interested persons,” when used herein, shall have the respective meanings specified in the 1940 Act. References in this Agreement to the 1940 Act and the Advisers Act shall be construed as references to such laws as now in effect or as hereafter amended, and shall be understood as inclusive of any applicable rules, interpretations and/or orders adopted or issued thereunder by the Commission.

13. Independent Contractor. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board from time to time, have no authority to act for or represent a Fund in any way or otherwise be deemed an agent of a Fund.

15. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act or the Advisers Act.

16. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

17. Notices. Notices of any kind to be given to the Fund hereunder by the Adviser shall be in writing and shall be duly given if mailed or delivered to:

X-Square Balanced Fund, LLC

Popular Center, 209 Munoz Rivera, Suite 1111

San Juan, Puerto Rico 00918

+1 787-282-1621

www.xsquarecapital.com

with a copy to:

Drinker Biddle Reath LLP

One Logan Square, Ste 2000

Philadelphia, PA 19103

Attention: Joshua B. Deringer, Esq.

or at such other address or to such individual as shall be so specified by the Fund to the Adviser. Notices of any kind to be given to the Adviser hereunder by the Fund shall be in writing and shall be duly given if mailed or delivered to the Adviser at:

X-Square Capital, LLC

Popular Center, 209 Munoz Rivera, Suite 1111

San Juan, Puerto Rico 00918

+1 787-282-1621

www.xsquarecapital.com

or at such other address or to such individual as shall be so specified by the Adviser to the Fund. Notices shall be effective upon delivery.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date written above.

X-SQUARE BALANCED FUND, LLC		X-SQUARE CAPITAL, LLC

By:	/s/ Ignacio Canto	By:	/s/ Ruben A. Tapia
Name:	Ignacio Canto	Name:	Ruben A. Tapia
Title:	Chairman of the Board	Title:	Chief Financial Officer

SCHEDULE A

to the

INVESTMENT ADVISORY AGREEMENT

between

X-SQUARE BALANCED FUND, LLC and X-SQUARE CAPITAL, LLC

Fee (as a percentage of average daily net assets)

1.00% Class A

1.00% Class C

1.00% Institutional Class

Approved by the Board of Managers: March 8, 2019